CODE OF ETHICS

FOR INTERNAL USE ONLY

February 2011

The Code of Ethics is the property of the Firm and must be returned to the Compliance Department should your association with the Firm terminate for any reason.

TABLE OF CONTENTS

INTRODUCTION

I.	THE FIRM AND ITS ACCESS PERSONS	2

II.	THE CHIEF COMPLIANCE OFFICER	4

III.	VIOLATIONS OF COMPLIANCE POLICIES AND PROCEDURES	5

	PERSONAL TRADING & INVESTMENTS

IV.	PERSONAL ACCOUNTS - DEFINITION AND REPORTING	7

V.	DESIGNATED BROKER POLICY	8

VI.	PERSONAL TRADING POLICIES	10

VII.	PRE-CLEARANCE AND HOLDING PERIOD REQUIREMENTS	11

VIII.	OTHER RESTRICTIONS AND LIMITATIONS	13

IX.	REPORTING REQUIREMENTS	14

	INFORMATION SECURITY AND CONFIDENTIALITY

X.	INSIDE INFORMATION	15

XI.	RESTRICTED LIST	18

XII.	ELECTRONIC COMMUNICATIONS	19

XIII.	RUMORS	20

	OTHER CONFLICTS OF INTEREST

XIV.	GIFTS, ENTERTAINMENT AND QUESTIONNABLE PAYMENTS	21

XV.	OUTSIDE BUSINESS ACTIVITIES & PERSONAL CONFLICTS	23

XVI.	POLITICAL CONTRIBUTIONS	25

	APPENDIX

XVII.	RECORDKEEPING	28

XVIII.	PRIVATE INVESTMENT APPROVAL FORM	29

IXX.	POLITICAL CONTRIBUTION PRE-CLEARANCE FORM	30

INTRODUCTION

I.	THE FIRM AND ITS ACCESS PERSONS

Firm Overview

The Firm provides investment advisory services to clients, including partnerships, investment companies, managed accounts, and trusts (together, “Clients”). The Firm, and therefore its Access Persons (defined below), owes a fiduciary duty to its Clients including a general duty to act at all times in their best interest. The interests of Clients must always be recognized, be respected, and prioritized before those of Access Persons. Access Persons must always act honestly, fairly and professionally in this regard.

The purpose of the Code of Ethics (the “Code”) is to reflect standards of business conduct expected of all Access Persons. The restrictions and requirements of the Code are designed to prevent or manage behavior which actually or potentially conflicts, or raises the appearance of an actual or potential conflict, with Client interests.

Regulatory Oversight

Highbridge Capital Management, LLC (“HCM”) is registered with the Securities and Exchange Commission (“SEC”) as an Investment Adviser. HCM is a member of the National Futures Association (“NFA”) and HCM is registered with the Commodity Futures Trading Commission (“CFTC”) as a Commodity Pool Operator and Commodity Trading Adviser. Finally, HCM may be subject to regulatory oversight by the Office of the Comptroller of the Currency and the Federal Reserve Board as a result of HCM’s affiliation with JPMorgan Chase & Co. (“JPMC”).

Access Persons

The provisions of the Code apply to all Access Persons of Highbridge Capital Management, LLC (“HCM”) and its subsidiary entities, including Highbridge Capital Management (UK), Limited (“HCMUK”), Highbridge Capital Management (Hong Kong), Limited (“HCMHK”), Highbridge Principal Strategies (UK), LLP (“HPSUK”) and Highbridge Principal Strategies, LLC (“HPS” and together, the “Firm”). Access Persons include all officers, principals and employees of the Firm as well as persons working for or with employees in the Firm’s offices, and other persons (such as independent contractors, consultants, temporary workers or interns) as determined by the Compliance Department. The Code is not intended to constitute an express or implied contract for employment between the Firm, its affiliates and any of its Access Persons.

Upon commencement of employment or association with the Firm, Access Persons shall receive the HCM Code of Ethics, JPMC Code of Conduct, and the applicable Firm Compliance Policies and Procedures Manual. Investment professionals may also receive a supplemental portfolio management and trading policies and procedures. Access Persons are required to read and understand the materials provided and are responsible for compliance with applicable requirements and procedures. On an annual basis, Access Persons are required to certify to their compliance with the Firm’s compliance policies and procedures.

Ongoing Training and Education

The Compliance Department is responsible for updating the Code within a reasonable period of time after changes occur in applicable securities laws and regulations, or when otherwise deemed appropriate by the Compliance Department.

The Compliance Department may, from time to time, distribute memoranda (“Compliance Memoranda”) reporting relevant system and procedural changes, organizational changes and new regulatory developments that affect either the Firm’s business and operations or the policies and procedures described in this Code. These Compliance Memoranda will be distributed to appropriate Access Persons as determined by the Compliance Department.

The Compliance Department may also provide in-person training to Access Persons at the commencement of employment and at least on an annual basis thereafter. In addition, Access Persons designated as “Associated Persons” will be required to complete ethics training required by CFTC Regulation 3.34.

II.	THE CHIEF COMPLIANCE OFFICER

The Chief Compliance Officer

SEC Rule 206(4)-7 (the “Rule”) requires that registered investment advisers appoint a Chief Compliance Officer (“CCO”) empowered with full responsibility and authority to develop, administer and enforce appropriate compliance policies and procedures. The SEC has stated that the CCO should have sufficient seniority and authority within the organization to compel others to adhere to the compliance policies and procedures. The Firm has designated John Oliva as the CCO.

Policies and Procedures

The Rule further requires that registered investment advisers formalize policies and procedures to address their fiduciary and regulatory obligations under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The compliance policies and procedures should be reasonably designed to prevent violations from occurring, detect violations that have occurred, and correct promptly any violations that have occurred. Advisers should first identify conflicts and other compliance risk factors, and then design policies and procedures that address those risks. The CCO is primarily responsible for administering the policies and procedures in this Code as well as any additional compliance procedures of the Firm.

Annual Review

Finally, the Rule requires that registered investment advisers perform an annual review of the Firm’s policies and procedures to evaluate the adequacy and effectiveness of their implementation. The review should consider any compliance matters that arose during the previous year, any changes to the business activities of the Firm or its affiliates, and any changes in the Advisers Act or applicable regulations that might suggest a need to revise policies and procedures. The CCO will also consider the need for interim reviews in response to significant compliance events, changes in business arrangements, and regulatory developments.

III.	VIOLATIONS OF COMPLIANCE POLICIES AND PROCEDURES

Access Persons should be aware that violations of compliance policies and procedures will be treated with the utmost seriousness and may result in penalties being imposed at the discretion of the Firm’s Managing Partners ranging from a letter of censure or reprimand, referrals to regulatory and self-regulatory bodies, suspension, substantial changes in duties and responsibilities and dismissal. Violations may also result in civil or criminal proceedings and penalties. Access Persons may also be placed on paid or unpaid leave pending any investigation into whether these policies and procedures have been violated.

Access Persons should also be aware that technical compliance with policies and procedures will not insulate them from scrutiny for any actions that create the appearance of a violation. If, for example, the Compliance Department identifies trading patterns or personal trades that present a conflict of interest, or if the Compliance Department determines that an Access Person is not adhering to the Firm’s policies on personal investing or is otherwise not complying with the spirit and intent of these policies, the CCO may require the Access Person to limit or cease personal investment activity.

The Compliance Department has adopted the following guidelines which establish a range of remedies where misconduct is identified. Access Persons are reminded, however, that the CCO reserves ultimate discretion.

•	Disclosure

Access Persons are required to provide the Compliance Department with complete, accurate and timely information regarding personal investment activities, outside business activities, and other potential conflicts of interest.

1.	Case-by-case analysis: depending on the nature of the disclosure violation the penalty may range from a retraining to possible dismissal.

•	Pre-Clearance

Access Person executed a transaction without receiving a valid pre-clearance approval from the Compliance Department.

1.	Verbal warning; retraining
2.	Written notice with copy to Supervisor; retraining
3.	Written notice with copy to the CCO and Supervisor; CCO may impose trading suspension; retraining

•	Pre-Clearance and Restricted List

Access Person executed a transaction without receiving a valid pre-clearance approval from the Compliance Department AND the transaction violated the Restricted List.

1.	Trade reversal and disgorgement of profits; written notice with copy to the CCO and Supervisor; retraining
2.	Trade reversal and disgorgement of profits; written notice with copy to the CCO and Supervisor; trading suspension; CCO may recommend dismissal

•	Pre-Clearance and Pre-Trade Blackout

Access Person executed a transaction without receiving a valid pre-clearance approval from the Compliance Department AND the issuer has recently been traded by the Firm.

1.	Trade reversal and disgorgement of profits; written notice; retraining
2.	Trade reversal and disgorgement of profits; written notice with copy to the CCO and Supervisor; trading suspension; retraining
3.	Trade reversal and disgorgement of profits; written notice with copy to the CCO and Supervisor; trading suspension; CCO may recommend dismissal

•	Post-Trade Blackout

Subsequent to an Access Person executing an approved transaction, the issuer is traded by the Firm.

1.	Case-by-case analysis: trade reversal and disgorgement of profit and/or written notice may be required

•	Minimum Holding Period

Access Person did not hold a position for at least 30 days.

1.	Verbal warning; retraining
2.	Written notice with copy to Supervisor; retraining
3.	Written notice with copy to the CCO and Supervisor; CCO may impose trading suspension; retraining

PERSONAL TRADING & INVESTMENTS

IV.	PERSONAL ACCOUNTS - DEFINITION AND REPORTING

Definition

For the purposes of this Code, the term “Personal Account” includes all accounts (i) that have brokerage capability AND (ii) for which the Access Person has direct or indirect beneficial interest.

In addition to accounts in the name of the Access Person, the definition of “Personal Account” shall also include accounts in the name of “Associated Persons”:

(i)	trusts; for which the Access Person acts as trustee, executor or custodian

(ii)	accounts of or for the benefit of the Access Person’s spouse, domestic partner, or minor children;

(iii)	accounts of or for the benefit of a person who receives material financial support from the Access Person; and

(iv)	accounts of or for the benefit of a relative living with the Access Person.

Finally, Personal Accounts include all OPEN accounts – even if the account is not “active” or if it has a zero-balance – and all accounts that are managed on your behalf by a third party.

Exempt Accounts

Exempt from the definition of Personal Accounts are accounts that do NOT have brokerage capability, which may include certain retirement accounts (i.e. 401(k) plans and 529 plans). It is the responsibility of the Access Person to confirm that an account does not have brokerage capability and provide additional documentation if requested by the Compliance Department.

Reporting

It is a condition of each Access Person’s employment or association with the Firm to disclose all Personal Accounts to the Compliance Department. Access Persons are required to provide immediate notice to the Compliance Department of any updates/changes to their Personal Account disclosure.

V.	DESIGNATED BROKER POLICY

Definition

Access Persons of HCM and HPS are required to maintain all Personal Accounts with “Designated Brokers,” as defined by the Compliance Department. Within 30 days of employment or association with the Firm, Access Persons are required to close or initiate the transfer of Personal Accounts not held at the following Designated Brokers:

•	Charles Schwab
•	Chase Investment Services Corp.
•	JPMorgan Invest, LLC
•	JPMorgan Private Bank
•	JPMorgan Securities LLC
•	Morgan Stanley Smith Barney
•	E*Trade
•	Fidelity Investments
•	Bank of America Merrill Lynch

Access Persons of HCMUK, HPSUK and HCMHK are not required to maintain Personal Accounts with Designated Brokers; however, such Access Persons must notify the Compliance Department immediately upon opening a Personal Account. Further, such Access Persons are reminded of their responsibility to ensure that the Compliance Department receives a full set of duplicate trade confirmations and statements for their Personal Accounts in a timely manner. The Compliance Department retains the right to request that such Access Person terminate their Personal Account with immediate effect if for any reason the Compliance Department does not receive this information.

Exemption

Access Persons of HCM and HPS may request from the Compliance Department an exemption from the Designated Broker policy. Generally, an exemption may be granted in the following circumstances; however, Access Persons should understand that such exemption is at the sole discretion of the CCO.

(a)	Long-Standing Relationship – the Access Person has a long-standing relationship (as determined by the CCO) with an investment advisor. The Access Person must submit a statement of the Personal Account’s nature and relationship executed by such investment advisor.

(b)	Spousal Conflict – the Access Person’s Personal Account(s) is already subject to designated broker rules of a spouse’s employer. The Access Person must provide to the Compliance Department with a contact at the spouse’s employer.

(c)	Managed Account – the Access Person does not maintain investment control or participate in the investment decision-making pursuant to an investment management agreement. The Access Person must provide the Compliance Department with either a copy of the advisory agreement or a Managed Account Letter, available upon request by the Compliance Department, executed by the advisor.

Reporting

Generally, for Personal Accounts maintained with Designated Brokers, statements and confirmations are automatically generated and delivered to the Compliance Department. However, for all Personal Accounts that receive an exemption from the Designated Broker list, Access Persons are reminded of their responsibility to arrange for duplicate trade confirmations and statements to be delivered in a timely manner to the Compliance Department. The CCO retains the right to request that the Access Person terminate a Personal Account if the Compliance Department does not receive the required information or if the Personal Account otherwise violates these policies and procedures.

VI.	PERSONAL TRADING POLICIES

Active Trading

Access Persons are expected to devote their workdays to serving the interests of the Firm and its Clients. Therefore, as a fundamental policy, the Firm discourages active trading by Access Persons; rather, Access Persons should consider personal transactions on a long-term time horizon and in consideration of their financial means. Access Persons should be aware that personal investing is a privilege which should not be abused. The level and nature of personal investment activity will be reviewed periodically and the CCO, in his sole discretion, may require Access Persons to limit or cease personal investment activity.

Inappropriate Use of Information

Access Persons shall not trade in their Personal Accounts to the extent such activity is motivated or benefited by information obtained in the course of employment with the Firm, including that which may constitute a violation of law, such as “front running” or trading on “inside information.” Any contemplated trades that could otherwise be perceived to be an inappropriate use of information gained in the course of employment or association with the Firm should not be made unless it is cleared in advance by the Compliance Department.

Reporting Violations

Access Persons that have reason to believe that a violation of the requirements set forth in this Code has occurred or is about to occur should immediately contact the Compliance Department.

Confidential Treatment

The Compliance Department will review the personal investing activity of all Access Persons in order to confirm compliance with the requirements of the Code and applicable securities laws and to confirm that the Access Person’s trading does not present an actual, potential or perceived conflict of interest. The Compliance Department will undertake to conduct this monitoring on a strictly confidential and carefully controlled basis (except to the extent disclosure is required under applicable laws or regulations or any court order or other legal process).

VII.	PRE-CLEARANCE AND HOLDING PERIOD REQUIREMENTS

Pre-Clearance Requirement

The determination whether to approve any transaction for Personal Accounts will take into consideration, among other things, the Firm’s fiduciary duty to Clients and the potential for actual or perceived conflicts of interest with respect to such transactions.

•

PUBLICLY TRADED SECURITIES: Prior to placing any order in a Personal Account, Access Persons are required to pre-clear every proposed trade with an e-mail to preclearance@highbridge.com which should include (i) ticker symbol or issuer name, (ii) side of the market [buy / sell], and (iii) brokerage account number. Access Persons may NOT effect any personal transaction unless written approval is received back from the Compliance Department. Pre-clearance approval is valid only until the end of the day that the approval is granted.

The Compliance Department will generally grant permission for the transaction provided that (i) the issuer is not on the Restricted List or otherwise restricted and (ii) the Firm has not traded in securities issued by or referencing such issuer during the previous five business days (“Pre-Trade Blackout”).

•

PRIVATE INVESTMENTS: For the purposes of this policy, “Private Investments” shall include investments in privately held companies, tax shelter programs and unaffiliated private funds. Access Persons are required to pre-clear Private Investments by submitting to the Compliance Department a Private Investment Approval Form (included as an Appendix). Investments in private funds sponsored by affiliates of JPMC shall be considered “JPMC Private Funds” and subject to the policies/procedures discussed below.

•

JPMC PRIVATE FUNDS: Access Persons (directly and on behalf of Associated Persons) are required to pre-clear through the Compliance Department any investment in a hedge fund, private equity fund, or “similar fund”[1] sponsored by the Firm or other JPMC affiliates. As a policy matter, investments in JPMC Private Funds will be limited to those Access Persons who serve as the portfolio managers of that fund. The Compliance Department will consider requests by other Access Persons that do not serve as portfolio managers of the fund in which they are proposing to invest provided that: (i) the fund permits investors to redeem 100% of their investment before the end of the Volcker Rule compliance period which will be no later than July 2014; (ii) the Access Person agrees in writing to withdraw in full no later than July 2014 or such earlier date as determined by the fund’s general partner, directors or investment manager, as applicable; and (iii) the Access Person acknowledges and agrees to the relevant Volcker Rule disclosures in the fund offering documents.

[1]

“similar fund” shall include any fund that is part of a complex of funds that relies on 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940, as amended, and non-U.S. private funds offered exclusively to non-U.S. persons on a private placement basis.

30-Day Holding Period Requirement

Access Persons are required to hold positions in their Personal Accounts for a minimum period of 30 calendar days measured from trade date. Further, Access Persons may not purchase or write an option contract that expires in fewer than 30 calendar days. Access Persons do not need to pre-clear the exercise of a derivative if it occurs outside of their discretion (i.e. automatic option exercise). Access Persons may request from the Compliance Department approval to liquidate a position prior to the end of the 30-day holding period provided that such liquidating transaction will otherwise result in a substantial financial loss (as determined by the CCO). Such request must be submitted to the Compliance Department and Access Persons should understand that approval is at the sole discretion of the CCO.

Fully Exempt Instruments

Transactions in the following instruments are exempt from (i) pre-clearance (ii) Pre-Trade Blackout, (iii) 30-day holding period requirement and, (iv) all reporting requirements.

a)	Direct obligations of the United States Government including U.S. Treasuries, U.S. Savings Bonds, Ginnie Maes[2];

b)	Direct obligations of U.S. Government Sponsored Entities including mortgage backed securities of Freddie Mac and Fannie Mae;

c)	Direct obligations of U.S. municipalities including state-issued revenue and general obligation bonds;

d)	Bankers’ Acceptances and Bank Certificates of Deposit;

e)	High quality short-term debt instruments, including repurchase agreements and commercial paper; or shares issued by money market funds;

f)	Shares issued by registered open-end investment companies (mutual funds) and shares issued by unit investments trusts that are invested exclusively in one or more mutual funds, including those subadvised by HCM;

g)	Currency and commodity futures contracts

Broadly Traded Indices

Transactions in instruments underlying or referencing certain indices defined by the Compliance Department as “Broadly-Traded Indices” are exempt from (i) Pre-Trade Blackout and (ii) 30-day holding period requirement. Instead, such transactions will be subject to a reduced 1-day holding period. Access Persons are reminded that all transactions in Broadly Traded Indices remain subject to the pre-clearance requirement and applicable reporting requirements.

[2]	For international Access Persons, the equivalent instruments issued by the government of their respective jurisdiction; however such securities are subject to the reporting requirements.

VIII.	OTHER RESTRICTIONS AND LIMITATIONS

Post-Trade Blackout

The Compliance Department reviews Personal Account transactions against subsequent transactions by the Firm in securities issued by or referencing such issuer (“Post-Trade Blackout”). Where a personal transaction conflicts with a Post-Trade Blackout, the Compliance Department may require the Access Person to liquidate the personal transaction. Access Persons shall bear any losses associated with such liquidation, and the Compliance Department may require disgorgement of any profits.

Restricted Transactions and Instruments

•	Participation in any securities underwriting including initial or secondary offerings;

•	Foreign currency derivatives unless used for hedging purposes;

•	“Market timing” aimed at capturing valuation disparities in open-end mutual funds;

•	Purchasing rights on the open market; although Access Persons may exercise rights if they receive rights as part of a rights offering.

•	HCMHK Access Persons are prohibited from short selling in their Personal Account an instrument that has been purchased on behalf of Clients.

Transactions in JPMC Securities

Transactions by Access Persons in JPMC common stock or other securities issued by JPMC (“JPMC Securities”) are subject to specific limitations. First and foremost, Access Persons may not engage in short selling of JPMC Securities. In addition, Access Persons may not engage in derivative transactions related to JPMC Securities except when used for bona fide hedging purposes against a corresponding long position. Access Persons are further reminded that transactions in JPMC securities may be halted at any time as determined by the Firm.

IX.	REPORTING REQUIREMENTS

Initial Forms at the Commencement of Employment/Association

At the commencement of employment or association with the Firm, Access Persons are required to complete the Initial Disclosure and Affirmation Form (“Initial Form”). The Initial Form must contain current information – as of no more than 45 days prior to the Access Person’s commencement date. Access Persons must return the completed Initial Form to the Compliance Department within 10 business days of their commencement date.

Regular Disclosure Forms and Certifications

Quarterly Securities Transaction and Disclosure Report

Access Persons are required to complete a Quarterly Securities Transaction and Disclosure Report (“Quarterly Form”). The Quarterly Form must be current as of the applicable calendar quarter-end date and the Access Persons must return the completed Quarterly Form to the Compliance Department within 30 days of the quarter-end. Access Persons are reminded that for transactions that do NOT appear on a trade confirmation or brokerage statement including, for example, private investments, it is the responsibility of the Access Person to notify the Compliance Department and provide any requested information.

Annual Holdings Report and Compliance Certification

Access Persons are required to complete an Annual Holdings Report and Compliance Certification (“Annual Form”). The Annual Form must contain current information – as of December 31 but no more than 45 days prior to the submission date. Access Persons must return the completed Annual Form to the Compliance Department by February 15th of each calendar year.

INFORMATION SECURITY AND CONFIDENTIALITY

X.	INSIDE INFORMATION

Federal and state securities laws in the United States, and equivalent international laws3, prohibit persons having material non-public information (“Inside Information”) related to a security from transacting in that security or “tipping” others about Inside Information. Violation of these laws can result in severe consequences, including fines and imprisonment.

Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to purchase, hold or sell a security or other financial instrument. Overall, information should be considered material if its disclosure would affect the market price of a security, whether positively or negatively.

Information is “non-public” if it has not been made available to the general public.

Examples of Inside Information may include the following events and circumstances, whether actually occurring or merely contemplated or proposed:

•	Transactions such as contests for corporate control, refinancings, tender offers, recapitalizations, leveraged buy-outs, acquisitions, mergers, restructurings or purchases or sales of assets;

•	Transactions by an issuer relating to its own securities, including share repurchase programs and derivatives;

•	Private offerings of securities by private or public entities, including plans to offer securities, cancellations of planned offerings and changes in the timing or terms of the offerings

This list is not exhaustive, and there are other types of information, events or circumstances which may constitute Inside Information.

If you have any uncertainty as to whether information is Inside Information, you should contact the Compliance Department.

[3]

HCMUK is subject to the Financial Services Authority criminal Insider Dealing and civil Market Abuse regimes; HCMHK is subject to the Securities and Futures Ordinance (SFO) Market Misconduct and Insider Dealing regimes and their applicable terms.

Safeguarding Inside Information

Access Persons should assume that all information obtained in the course of their employment or association with the Firm is not public unless the information has been publicly disclosed. Access Persons should take the following steps to ensure the confidentiality of Inside Information:

•

Any communication of Inside Information must be undertaken with the utmost caution. Access Persons should not discuss Inside Information in public places such as corridors or elevators or at social gatherings and must exercise care when using telephones in areas where conversations might be overheard. Communications on cellular and cordless telephones may be intercepted, so conversations using these devices either should not contain Inside Information or should use procedures to safeguard the Inside Information, such as the use of code names for parties. Access Persons working in a trading area or other shared workspaces should exercise particular caution and should only discuss Inside Information in non-public areas such as conference rooms.

•

Documents containing Inside Information should be treated with the utmost discretion and kept secure. Proper safeguarding of documents includes (i) not leaving documents in plain view, (ii) storing documents in closed cabinets or files, (iii) locking cabinets and files, particularly outside of business hours, (iv) restricting access to cabinets and files to only those persons entitled to view the information, and (v) destroying duplicate documents or documents that are no longer needed. If files containing Inside Information are used in a conference room or other shared space, it is the responsibility of the Access Persons in the group to safeguard and monitor such files.

•

Electronically stored or conveyed Inside Information, such as computer files and electronic mail, must be kept secure. If the Inside Information is stored on computer discs, the discs should be maintained in the same way as set forth above. Fax machines by which Inside Information is conveyed should be monitored regularly during business hours.

•

Access Persons who obtain information that they believe may be Inside Information should immediately notify the Compliance Department. Unless advised to the contrary by the CCO, Access Persons should refrain from engaging in transactions in the related securities for any purpose and avoid further disclosure of the information.

•

Access Persons who know or have reason to know that another Access Person has improperly engaged in or intends to engage in transactions based on Inside Information should immediately notify the Compliance Department.

Internal Information Barriers

The Firm has adopted policies and procedures that establish information barriers between HCM and its affiliates, including JPMorgan Asset Management and Highbridge Principal Strategies, LLC (each, an “Entity”). The purpose of the information barriers between these Entities is to control and, where necessary, restrict the flow of sensitive information so that one Entity does not restrict another Entity.

The viability of an information barrier depends on a fundamental separation between each Entity, up to and including the respective CEOs. Therefore, the policies and procedures address the following areas: (1) discussions between personnel affiliated with different HCM Entities, (2) maintenance of separate restricted securities lists for each Entity, and (3) means of physical and technological separation between each Entity. Access Persons are required to observe specific limitations on professional communications and physical access, as set forth below.

1.	Access Persons of one HCM Entity may not engage in professional communications with Access Persons of another Entity without Compliance approval. Access Persons that become privy to any actual or contemplated position or transaction information of another Entity should immediately notify the Compliance Officer. Compliance will be responsible for creating and maintaining all appropriate information in connection with any wall-crossing.

2.	The Compliance Officer will maintain a separate Restricted List for each of the HCM Entities. Other than members of the Legal/Compliance Department, the Restricted List of one Entity will not be available to Access Persons of another Entity.

3.	Entities will be segregated by physical and technological means. With the exception of certain infrastructure personnel approved by the Compliance Officer, personnel of one Entity may not have access to the books and records or systems of another Entity. The offices of each Entity will be kept separate from each other and accessible only by respective personnel of each Entity.

Proprietary Information

Access Persons may not divulge, furnish or otherwise make available “Proprietary Information” to the general public or to any third party without the express consent of the CCO or General Counsel. Proprietary Information covers all information – oral or written – obtained while associated or employed by the Firm including, but not limited to, operations, systems, services, personnel, compensation, and portfolio management. Requests for information from third parties, such as the press, should be forwarded to the Director of Media Relations. Finally, all communications to current and prospective investors should be considered highly confidential and may not be otherwise reproduced or distributed.

XI.	RESTRICTED LIST

Policy

The Compliance Department will maintain one or more Restricted Lists which will include issuers whose securities are subject to trading activity prohibitions. The Compliance Department will determine which companies should be placed on or removed from the Restricted List and will determine what restrictions are appropriate.

Access Persons with information suggesting that an issuer should be added to or deleted from the Restricted List should immediately notify the Compliance Department with an e-mail to restricted@highbridge.com containing: (i) name of the issuer, (ii) information received, and (iii) source of such information. The Access Person must attach some form of support (i.e. email correspondence with counterparty, public news release, etc.) for the addition or deletion. It is the responsibility of the Access Person that receives Inside Information to ensure that the e-mail notification is made to the Compliance Department in a timely manner.

The full Restricted List is available by clicking on the link on the Restricted List update emails and is updated in real-time throughout the day. Therefore, Access Persons must check the Restricted List immediately prior to placing an order for the purchase or sale of a security or instrument referencing a security. Finally, Access Persons should not draw inferences concerning any company or its securities due to its inclusion on the Restricted List.

No Transactions Restricted List

With respect to securities of issuers on the NO TRANSACTIONS Restricted List, Access Persons shall not transact or cause others to transact [buy or sell] on behalf of Client accounts or Personal Accounts. Access Persons may not transact in any instrument underlying or referencing a security of an issuer on the NO TRANSACTIONS Restricted List including, but not limited to, equity, debt, or derivatives.

No Purchases Restricted List

With respect to securities of issuers on the NO PURCHASES Restricted List, Access Persons shall not purchase or cause others to purchase equity or instruments convertible to equity on behalf of Client accounts or Personal Accounts. Access Persons may cover existing short positions provided that total beneficial ownership is not increased, or may carry out incremental purchases provided that prior permission has been granted by the Compliance Department.

Exceptions

Under certain circumstances, the CCO may grant permission for an Access Person to trade a security that is on the Restricted List. In general, exceptions will be granted only when it can be demonstrated that there is no reasonable possibility that the proposed transaction (i) is being entered into based on Inside Information possessed by the Firm or (ii) will create an actual or apparent conflict of interest for the Access Person or the Firm.

XII.	ELECTRONIC COMMUNICATIONS

Policy

The Firm’s information technology systems are provided as resources to Access Persons in order to perform their duties. While certain activities are explicitly prohibited, Access Persons should always exercise reasonable discretion when using e-mail, instant messenger, and the internet.

First and foremost, Access Persons are prohibited from using the Firm’s information technology resources to conduct illegal activities or for any other purpose that would reflect poorly on themselves, the Firm or their profession. Access Persons are further prohibited from initiating or forwarding harassing, insulting, defamatory, obscene, offending or threatening messages.

Incidental personal use of these resources by Access Persons is permissible if it does not interfere with the normal business use of such services and does not interfere with the work productivity of the user or other Access Persons. Under no circumstances, however, shall Access Persons conduct business of the Firm over personal e-mail.

Maintenance and Review

The Firm retains copies of all emails and instant messenger conversations, both incoming and outgoing. All messages, whether originated from or received into the Firm’s e-mail or instant messenger systems, are considered to be the property of the Firm, and therefore are subject to the review and monitoring of the Compliance Department at any time without prior notice.

In addition, members of the Firm’s Technology Department or other authorized Access Persons may need to access user e-mail or instant messenger communications in order to perform such activities as routine maintenance, upgrades and problem resolutions. A user’s information will not be disclosed to the Compliance Department unless violations of Firm policy are uncovered.

XIII.	RUMORS

Access Persons should be particularly sensitive to communications involving any rumor, speculation or other information about a public company, especially if they know or have reason to believe the information is false. Information that is published or otherwise available through public media sources may be viewed differently for the purposes of this policy.

Access Persons are expressly prohibited from trading on information if they know or have reason to believe the information is false. Furthermore, Access Persons are prohibited from initiating, forwarding or otherwise perpetuating any false rumor with the intent to profit from such rumor by transacting in any security or financial instrument.

Access Persons are encouraged to contact the Compliance Department with any concerns and should forward to the Compliance Department any information received that is of a questionable nature.

OTHER CONFLICTS OF INTEREST

XIV.	GIFTS, ENTERTAINMENT & QUESTIONABLE PAYMENTS

Limitations on Receipt of Gifts & Entertainment

As a general rule, Access Persons may not accept anything of value from anyone in connection with the Firm’s business. Access Persons are required to inform the Compliance Department of all gifts received from and entertainment provided by a third party.

Access Persons may accept gifts on infrequent occasions if they are:

•	Not over $100 in value (or foreign currency equivalent);

•	Given on an occasion when gifts are customary (e.g. birthday, major holiday)

•	Not solicited or received in the context of providing business;

•	Not extravagant and are shared among all employees of the unit; and

•	Not cash or cash equivalents or delivered in installments.

Dinner and entertainment provided by a Client or vendor may be accepted as long as it is:

•	Not solicited or received in the context of providing business;

•	Business-related;

•	Attended by both the Access Person and the host; and

•	The level of expense is reasonable.

Access Persons must seek approval from the Compliance Department before accepting any of the following:

•	Tickets for professional sports, concerts or events for personal use (i.e., where the host does not attend).

•	Lodging or travel (e.g. hotel accommodations, airline tickets, and train tickets)

Under no circumstances shall Access Persons solicit gifts or other favors in any manner that could be construed as using employment with the Firm to obtain a personal benefit. The Compliance Department may require the return of a gift determined to improperly influence the use of third-party business or create the appearance of a conflict of interest.

Limitations on Giving Gifts & Entertainment

Access Persons are required to pre-clear through the Compliance Department prior to the provision of any gifts or entertainment. As a general policy, gifts or entertainment should be of reasonable expense and given only on customary occasions.

Questionable Payments

The use of the Firm’s funds or property for any purpose which would be in violation of any applicable law or regulation or would otherwise be improper or give the appearance of impropriety is strictly prohibited. Accordingly, it is strictly prohibited for Access Persons, directly or indirectly, to offer to make any bribes, kickbacks, rebates or other payments to any company, financial institution, person or governmental official to obtain favorable treatment in receiving or maintaining business.

Furthermore, Access Persons shall not rebate, directly or indirectly, to any person, firm or corporation any part of the compensation received from the Firm.

XV.	OUTSIDE BUSINESS ACTIVITIES & PERSONAL CONFLICTS

Outside Business Activities

Access Persons are reminded of their on-going obligation to pre-clear through the Compliance Department any outside activity – whether paid or unpaid – including a second job. In particular, Access Persons must pre-clear through the Compliance Department any outside activity for which they serve in an authoritative capacity including, but not limited to, serving as a director, officer, advisory board member, member of a creditor’s committee, consultant, or controlling shareholder.

Access Persons that are permitted to retain an outside position are responsible for reporting any changes in the status of that position to the Compliance Department. Under no circumstances may Access Persons represent or suggest that his or her association with any outside business organization in any manner reflects the approval by the Firm of that organization, its securities, or manner of doing business.

Finally, Access Persons must immediately alert the General Counsel if they become involved in or threatened with litigation or an administrative investigation or proceeding of ANY kind, are subject to ANY judgment, order or arrest. Similarly, Access Persons should alert the General Counsel if they become aware of any lawsuits involving the Firm, or its affiliates. If disclosure is necessary, the Legal Department will promptly notify the Firm’s Clients.

Dealings with Affiliated Persons

Access Persons may not act on behalf of the Firm in any transaction or business relationship involving themselves, family employees, or other persons or organizations with which they have a significant personal connection or financial interest. Furthermore, Access Persons are required to immediately disclose to the Compliance Department if any affiliated person is involved in an activity that may be perceived as a potential conflict to their role at the Firm.

Personal Finances

In general, Access Persons may not participate in personal financial transactions with fellow employees, customers or suppliers. Access Persons may not borrow money (other than nominal amounts) from or lend money to other employees, customers or suppliers or act as a guarantor, co-signer or surety or in any other similar capacity for customers, suppliers or other employees. Access Persons should only borrow from reputable organizations that regularly lend money and obtain such borrowings on non-preferential terms. The foregoing limitations do not apply to: (a) borrowing from relatives or close personal friends (b) borrowing on non-preferential terms from a customer that is in the financial services business (c) making consumer credit purchases on non-preferential terms from a customer or supplier in the normal course of that customer/supplier’s business.

Non-disparagement Policy

All Highbridge employees should be mindful of and fully compliant with the Firm’s policy on non-disparagement. As a representative of Highbridge you are expected to conduct yourself with the highest ethical standards. When communicating with clients, vendors, third parties and other non-affiliated entities you should be mindful of any and all confidentiality obligations or other contractual or regulatory obligations. Furthermore, given the Firm’s important strategic relationship and partnership with affiliated entities such as JPMorgan Chase and Gávea Investimentos, it will be considered a material breach of this internal policy for any Highbridge employee to speak of or act in a manner that would discredit these entities or any of their individual employees.

XVI.	POLITICAL CONTRIBUTIONS

Policy

It is the policy of the Firm that all political contributions made by the Firm and its Access Persons, including Associated Persons, such as the Access Person’s spouse, domestic partner and any other person living in the Access Person’s home, are made in accordance with applicable laws and regulations. Federal, state and local laws may prohibit Access Persons from making direct or indirect political contributions and expenditures to, or otherwise engaging in political activities for, public officials, candidates for public office, political parties and other political organizations.

The SEC recently adopted Rule 206(4)-5 (the “Rule”) to eliminate “pay-to-play” practices. The Rule effectively restricts the Firm and its employees from making political contributions to an official or candidate for elective office of a state or local government entity (such as a public pension plan, public university endowment and other state or local government account) if the office is directly or indirectly responsible for, or can influence, the hiring of the Firm to manage the assets of the government entity or has the authority to appoint any person who is directly or indirectly responsible for, or can influence, the hiring of the Firm by a government entity.

Additionally, the Rule prohibits the Firm and Access Persons from certain fundraising activities that include soliciting or coordinating political contributions or payments to a state or local political party or to a government official to which, the Firm is providing or seeking to provide advisory services.

For purposes of this policy, a “political contribution” is defined broadly. The term includes: (i) a gift, subscription, loan, advance, deposit of money, or anything of value made for the purpose of influencing an election for a federal, state or local office, (ii) payment for debt incurred in connection with any such election or (iii) transition or inaugural expenses of a successful candidate for state or local office.

Personal Political Contributions

Pre-clearance

Access Persons are required to pre-clear through the Compliance Department all personal political contributions, as well as all fundraising or other political activities, including but not limited to any volunteer activities for a political campaign or political action committee and any soliciting or coordinating of political contributions or payments, in each case intended to be made by such Access Person or his or her Associated Persons. Pre-clearance approval is required for each political contribution to the election campaigns of local, state or federal-level officials or candidates, as well as political contributions to a state or local party committee or a PAC, including the JPMorgan PAC. Access Persons that volunteer for a political campaign may not represent themselves as volunteering on behalf of the Firm, and may not volunteer during working hours or use the

Firm’s facilities, resources or property including, but not limited to, equipment, supplies, personnel or mailing lists. Note that other activities such as the use of resources or facilities of any Access Person (such as a personal residence) or hosting a dinner or other event for the official or candidate in a public (e.g., restaurant) or private (e.g., personal residence) location (or providing such location for the purpose of hosting the dinner or event) also would be a political contribution and would require pre-clearance.

Access Persons are strictly prohibited from making, directly or indirectly, any political contribution or engaging in any other political activity for the purpose of obtaining or retaining an advisory client. In addition, Access Persons are prohibited from considering the Firm’s current or anticipated business or its business relationships as a factor in making any political or charitable contribution.

Access Persons may not be directly or indirectly reimbursed or otherwise be compensated by the Firm for any such political contribution or activity.

An Access Person may not engage indirectly in any of the foregoing activities, such as through his or her advisors, immediate or non-immediate family members, co-workers or any other persons affiliated with the Access Person, as a means of circumventing the restrictions. Employees cannot do indirectly what they cannot do directly pursuant to this policy.

Disclosure

At the commencement of employment or association with the Firm, Access Persons will be required to disclose any political contributions made or other political activities performed subsequent to March 14, 2011, by such Access Person, including his or her Associated Persons. The disclosure requirement shall be limited to a two year look back subject to the March 14, 2011 commencement date. Additionally, as part of the quarterly certification process, all Access Persons must certify on the Quarterly Form, as to the political contributions and other political activities made during the prior quarter.

Pre-Clearance Procedures

An Access Person seeking pre-clearance for any proposed political contribution or activity must submit a request to the Compliance Department by completing the Political Contribution Pre-Clearance Form (included as an Appendix) For each proposed political contribution or activity, the Access Person will be required to certify that such contribution or other activity is not for the purpose of directly or indirectly, obtaining, retaining or influencing the Firm’s engagement as an investment adviser by a government entity or account. Requests will be considered, among other things, in light of the restrictions under federal, state and local laws, and the rules and regulations imposed by individual government entities. An Access Person can only make a political contribution or engage in the requested activity once written approval from the Compliance Department has been obtained.

The Compliance Department maintains a political contributions log that records all of the political contribution requests received from Access Persons, whether the request was approved or denied, as well as the appropriate books and records. A decision by the Compliance Department with respect to each request will be final and binding. An Access Person should retain evidence for his or her records of pre-clearance requests and the Compliance Department determinations.

Access Persons are expected to be familiar with and to adhere to the Firm’s policy on political contributions. Failure to comply with this policy could result in the Firm being precluded from conducting advisory business with or receiving compensation from individual clients and could materially and adversely affect the business or prospects of the Firm. Violations of this policy by an Access Person may be grounds for disciplinary action, up to and including termination of employment.

Firm Political Contributions

All requests for Firm support (either through monetary or in-kind contributions) of political events, political candidates and their campaigns, political parties, or political committees must be pre-cleared by the Compliance Department. In the U.S., political contributions by corporate entities are strictly regulated by laws at the federal, state and local levels. These laws often prohibit or limit direct monetary contributions made from corporate funds (such as a contribution check or purchase of fundraising event tickets) as well as in-kind contributions (such as the use of corporate facilities or staff, and even the granting of loans or other products at preferential rates). Local law in jurisdictions outside the U.S. can also impose restrictions.

Information About Contributions and Activities Shared Outside of the Firm

The Firm may be required by law, rule or regulation or by any regulatory authority or self-regulatory organization to file reports or make available information regarding the Firm’s and its Access Persons’ and their Associated Persons’ political contributions and activities. Unless required to do so, the Firm does not intend to share any such information with outside sources.

APPENDIX

XVII.	RECORDKEEPING

The Compliance Department will retain the following records:

•	Current and prior copies of the Firm’s Code;

•	A record of all Access Persons and executed certifications;

•	Access Persons’ holdings reports and account disclosure/transactional forms;

•	Violations of the Code and any actions taken as a result;

•	A record of any decision, and the reasons for supporting such decisions, to approve participations by Access Persons in private investments; and

•	Any other such record as may be required under the Code.

XVIII. PRIVATE INVESTMENT APPROVAL FORM

To:	Compliance Department

From:

Date:

1.	Indicate whether this private investment is in an operating company or investment fund. Attach a copy of the organizational and/or offering documents.

2.	Provide the full legal name of the vehicle in which you will make your investment

3.	What is the proposed strategy (if an investment fund) or target business (if an operating company)?

4.	Will you serve as a passive investor? If no, provide details of your role and/or title.

5.	What amount are you seeking to invest (specify currency)?

6.	What percentage of the company/fund will your investment represent?

7.	What is the anticipated date of this investment?

8.	Detail how you became aware of this investment opportunity and are you aware of any of the Firm’s employees that are currently invested?

9.	To the best of your knowledge, are the terms of your investment the same as has been offered to all other investors? If not, provide details (i.e. side letter, fee waivers, liquidity preference, etc.)

10.	To the best of your knowledge does the Firm or its affiliates have any business relationship with the company or advisor (if an investment fund)?

By signing below, the employee represents to the following: (i) this investment will not conflict, directly or indirectly, with my current role or responsibilities at the Firm; (ii) I will not recommend or seek to influence the investment decisions of the above-listed entity or to be informed in advance of any such decisions; (iii) I will notify the Compliance Department if any of the information above changes or becomes materially inaccurate or if the above-listed entity issues publicly traded securities; (iv) my investment in the above-listed entity may be subject to periodic review and my approval to retain this investment may be revoked; and (v) I understand the Firm’s personal investing rules and that I am and will remain in compliance with such rules.

Employee Signature:	Date:

Supervisor Name:

Supervisor Signature:	Date:

Compliance Officer Name:

Compliance Officer Signature	Date:

IXX. POLITICAL CONTRIBUTION PRE-CLEARANCE FORM (To be used for All Personal and Firm Political Contributions or Other Political Activities)

To:	Compliance Department

From:	Name of Employee:

1.	Please provide the information below for the person contemplating making or soliciting the political contribution or contemplating engaging in political activity. If such person is an Associated Person, as defined in the policy, please provide his or her relationship to you. Name: Title: Business Address: Home Address (principal residence where the person is entitled to vote): Relationship to Employee:

2.

Please provide the information below for the official or candidate, PAC, political party or other organization to which you are requesting to contribute or with respect to which your contemplated political activities relate.

Name:

Title:

Address:

3.	Please provide the office the candidate seeks or the office with which the PAC/political party is affiliated.

4.	Please provide the office the candidate currently holds, if any, and the jurisdiction.

5.	Please provide the proposed contribution amount (or value) and the form of contribution.

6.	Have you made a contribution to or for this official or candidate in the past?

☐  No    ☐   Yes    Ifyes, specify the contribution amount (or value) and for which election the contribution was made and if you were entitled to vote[4] for the official or candidate at the time of contribution:

[4]	You are entitled to vote for an official if your principal residence is in the locality in which the official seeks election.

7.

Please provide the purpose of the contribution – For political parties and PACs you must indicate what the party or PAC intends to do with the contribution. For individuals, indicate which election the contribution is for (general or primary election) and whether you are entitled to vote* for the individual.

8.	Was the contribution solicited by anyone in the Firm? ☐ No ☐ Yes Ifyes, please provide details.

9.

For any fundraising or other political activities (including but not limited to volunteer activities for a political campaign or PAC or the soliciting or coordinating of political contributions or payments), please provide the details of anticipated activities.

By signing below, the employee certifies that the above requested contribution or activity is not being made for the purpose of directly or indirectly, obtaining, retaining or influencing the Firm’s engagement as an investment adviser by a government entity or account and that the above information is true and correct to the best of such employee’s knowledge.

Employee Signature:	Date:

Compliance Department Action:             ☐ Approved       ☐ Denied

Compliance Officer Signature:	Date: